Exhibit 2.8

EXECUTION VERSION

TRADEMARK LICENSE AGREEMENT (TV STATION BRANDS)

BY AND BETWEEN

CBS BROADCASTING INC.

CBS MASS MEDIA CORPORATION

AND

CBS RADIO INC.,

AND CERTAIN SUBSIDIARIES OF CBS RADIO INC.

DATED AS OF NOVEMBER 16, 2017

LICENSE AGREEMENT (TV STATION BRANDS)

This TRADEMARK LICENSE AGREEMENT (TV STATION BRANDS) (this “Agreement”), dated as of November 16, 2017 (the “Effective Date”), is by and between CBS Broadcasting Inc., a New York corporation (“CBS Broadcasting”), and CBS Mass Media Corporation, a Delaware corporation (“CBS Mass Media” and together with CBS Broadcasting, the “Licensors”), on the one hand, and CBS Radio Inc., a Delaware corporation (“Radio”), and certain Subsidiaries of Radio that are executing this Agreement as “Licensees” as set forth on the signature pages hereof (together with Radio and its wholly-owned direct and indirect Subsidiaries, the “Licensees”), on the other hand. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meanings set forth in the Separation Agreement, dated as of February 2, 2017, by and between CBS Corporation, a Delaware corporation (“CBS”) and Radio (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”).

RECITALS

WHEREAS, prior to the Separation (as defined below), CBS was engaged, directly and indirectly, in the Radio Business and Radio was a wholly owned indirect subsidiary of CBS;

WHEREAS, pursuant to the Merger Agreement, Entercom Communications Corp. (“Entercom”), a Pennsylvania corporation, has agreed to acquire the Radio Business and in order to facilitate the transactions contemplated thereby, the Parties have agreed to separate the Radio Business from the other businesses of CBS, on the terms and conditions set forth in the Separation Agreement and the Merger Agreement (the “Separation”);

WHEREAS, the Merger Agreement requires execution and delivery of this Agreement by Licensors and Licensees on the Distribution Date; and

WHEREAS, in order to allow the Radio Business to operate the Parties desire that Licensors grant certain licenses to use certain of their assets.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties agree as follows:

1	Definitions and Interpretations

1.1    In this Agreement, the following terms shall have the following meanings assigned to them:

(a)    “Acquisition” means, except for any transaction contemplated by the Separation Agreement, the Merger Agreement or any Ancillary Agreement, with respect to any Licensee, (i) a transaction whereby any Person or group (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended) would acquire, directly or indirectly, voting securities representing more than 30% of the total voting power of any Licensee; (ii) a merger, consolidation, recapitalization or reorganization of any Licensee, unless securities representing more than 70% of the total voting power of the legal successor to any Licensee as a result of such merger, consolidation, recapitalization or reorganization are immediately thereafter beneficially owned, directly or indirectly, by the Persons who beneficially owned outstanding voting securities of any Licensee, immediately prior to such transaction; or (iii) the sale of all or substantially all of the consolidated assets of the any Licensee;

(b)    “Agreement” has the meaning set forth in the Preamble;

(c)    “Applicable Licensee” means, with respect to a Licensed Radio Station, the Licensee for such Licensed Radio Station as set forth on Schedule 1;

(d)    “Brand Guidelines” means the applicable brand guidelines for each Licensed Radio Station attached as Schedule 2, as may be updated from time to time by Licensors on reasonable prior written notice to Licensees;

(e)    “CBS” has the meaning set forth in the Preamble;

(f)    “Defaulting Party” has the meaning set forth in Section 10.2(a)(v);

(g)    “Divested Station” means a radio station previously or currently owned by Licensor or an affiliate of Licensor in the Radio Business, which is being sold or otherwise transferred, or is planned to be sold or otherwise transferred, in connection with the consummation of the transactions contemplated by the Separation Agreement and Merger Agreement.

(h)    “Domain Names” means the domain names listed under the “Domain Names” column set forth on Schedule 1 (or as may be deemed added to that schedule by written agreement of the Parties);

(i)    “Effective Date” has the meaning set forth in the Preamble;

(j)    “Effective Time” has the meaning set forth in the Preamble;

(k)    “Eye Design” means the trademark ;

(l)    “Format” means, with respect to each Station Business, the format for such Station Business that is set forth under the “Format” column on Schedule 1;

(m)    “Insolvency” means the earlier of any of the following with regard to any entity, as specified herein: (i) a voluntary or involuntary proceeding or petition is commenced or filed seeking relief under any federal, state or foreign bankruptcy, insolvency, receivership or other law providing relief for debtors; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official or any petition for or acquiescence in the appointment thereof; (iii) winding-up or liquidation or other cessation of operations, or suspension of all or a substantial part of its business, or (iv) a general assignment for the benefit of creditors or inability, admitting in writing its inability or failing generally to pay its debts as they become due or the occurrence of any event which accelerates or permits acceleration of the maturity of any of its debts;

(n)    “Licensed Market” means, with respect to each Licensed Radio Station, the designated marketing area (“DMA”) as established by Nielsen as of the Effective Date for such Licensed Radio Station as identified under the “Market” column on Schedule 1 (and as may be updated by Nielsen from time to time);

(o)    “Licensed Property” means the Trademarks and Domain Names. For the avoidance of doubt, the term “Licensed Property” excludes the trademarks “CBS RADIO” and “CBS SPORTS RADIO” (which are subject to other CBS Brand License Agreements) and the trademark “CBS NEWS RADIO”;

(p)    “Licensed Radio Station” means the radio stations including HD stations identified under the “Radio Station” column on Schedule 1 that are owned and operated by the Applicable Licensee set forth in Schedule 1, as Licensee will update and deliver to Licensors promptly in connection with changes in Licensed Radio Stations and Licensees made under Section 12.7(b) in this Agreement, and are not otherwise terminated pursuant to Section 10.2;

(q)    “Licensed Services” has the meaning set forth in Section 2.1;

(r)    “Licensee” has the meaning set forth in the Preamble and shall be deemed to be a Licensee hereunder with respect to (i) Radio Station Call Letters if listed as a “Radio Station Call Letter Licensee” on Schedule 1 and (ii) Radio Station Branding if listed as a “Radio Station Branding Licensee” on Schedule 1; provided that a Licensee shall no longer be deemed to be a Licensee hereunder if it is terminated pursuant to Section 10.2 and shall no longer be deemed to be a Licensee hereunder with respect to a particular Licensed Radio Station if such Licensed Radio Station is terminated pursuant to Section 10.2;

(s)    “Licensee Indemnified Parties” has the meaning set forth in Section 11.1;

(t)    “Licensor” has the meaning set forth in the Preamble;

(u)    “Licensor Indemnified Parties” has the meaning set forth in Section 11.2;

(v)    “Non-Defaulting Party” has the meaning set forth in Section 10.2(a)(v);

(w)    “Party” means either Licensors or Licensees and “Parties” means collectively Licensors and Licensees;

(x)    “Permitted Sublicensee” has the meaning set forth in Section 2.5; provided that a Permitted Sublicensee shall no longer be deemed to be a Permitted Sublicensee hereunder if it is terminated pursuant to Section 10.2 and shall no longer be deemed to be a Permitted Sublicensee hereunder with respect to a license under Section 2.1 as to a particular Licensed Radio Station if such Licensed Radio Station is terminated pursuant to Section 10.2;

(y)    “Permitted Video Use” has the meaning set forth in Section 2.4;

(z)    “Promotional Use” means, subject to the Permitted Video Uses set forth in Section 2.4, promotion internally facing to Licensees’ employees or Affiliates and promotion externally facing to the public of the Station Business, including: (i) any such use on any Licensed Radio Station (both analog and digital signal); (ii) any such use on any current or future online or digital platform (including a platform or audio application whether owned or operated by CBS or its Affiliates or a third party) which permits promotion of brands, promotional content (including user generated content), or services to the general public or a group of users or consumers, including YouTube, Twitter, Facebook, Snapchat and Instagram (the foregoing platforms and other similar platforms, “Social Digital Platforms”), (iii) all forms of promotions of a Station Business by or on behalf of a Licensee or Permitted Sublicensee, including joint promotions, promotion on a Social Digital Platform or registering a Social Digital Platform Account Name; (iv) any concert, festival, party, production, performance, live show, or other event held, organized, promoted or sponsored by or on behalf of a Licensee or Permitted Sublicensee; (v) merchandise that displays the Licensed Property; and (vi) any other promotion of the Station Business as used as of the Effective Date.

(aa)    “Radio Business” has the meaning set forth in the Separation Agreement, as applicable, provided that for the purposes of this Agreement, the “Radio Business” shall include the distribution of Audio Products by Radio Station broadcasts or audio-only technology and audio-only distribution methods now known or later developed during the Term.

(bb)    “Radio Entity” means an entity engaged in the business of radio broadcasting in the United States or engaged in the business of audio streaming in the United States, and in either case not engaged in the business of television broadcasting in the United States.

(cc)     “Radio Indicator” means any identifier that is used consistently in audio and written forms (and with respect only to a Licensee, for the Licensed Radio Station Call Letters and the Licensed Radio Station Branding as at the Effective Date and shown on Schedule 1) that (i) indicates that a service (and with respect only to a Licensee, a Licensed Service) is being provided by a terrestrial radio station and (ii) includes at least one of the following:

(i)    an indication whether the radio station is an AM or FM or HD station, expressed as “AM” or “FM” or “FM-HD2” or “FM-HD3”;

(ii)    the terrestrial radio dial location (e.g., “880” or “1060”);.

(iii)    to the extent there are no other Relevant Radio Stations using Trademarks as of the Effective Date, the term “Radio;” or

(iv)    such other term that Licensors approve in advance in writing (such approval not to be unreasonably withheld) as sufficient to indicate that the Licensed Services are from a terrestrial radio source and would not create a risk of confusion with CBS’ or its Affiliates’ current or anticipated business (e.g. Format such as “Talk Radio”);

(dd)    “Radio Station Branding” means the branding for the Licensed Radio Station operated by the Applicable Licensee that is set forth under the “Radio Station Branding” column on Schedule 1;

(ee)    “Radio Station Call Letters” means the call letters assigned by the Federal Communications Commission to the Licensed Radio Station operated by the Applicable Licensee that are set forth under the “Radio Station Call Letters” column on Schedule 1;

(ff)    “Relevant Radio Stations” means the radio stations identified under the “Licensed Radio Station” column on Schedule 1, including any radio stations terminated, assigned or sublicensed under this Agreement, and any stations listed in Schedule 3;

(gg)    “Separation Agreement” has the meaning set forth in the Preamble;

(hh)    “Social Digital Platform” has the meaning set forth in Section 1.1(z);

(ii)    “Social Digital Platform Account Name” means a method of identification or authentication of a user or publisher on a Social Digital Platform, including registering a name, setting up an account name, and/or otherwise establishing a means of identification.

(jj)    “Station Business” means, with respect to a Licensed Radio Station, the conduct of the Radio Business of such radio station in its Licensed Market and Format;

(kk)    “Term” has the meaning set forth in Section 10.1; and

(ll)    “Trademarks” means the registered trademarks that contain WCBS, KCBS, KDKA, WBBM, KYW, WBZ, WCCO, WJZ or WWJ, as listed under the “Trademarks” column set forth on Schedule 1, which registrations may be updated from time to time by Licensors at their sole discretion, together with all unregistered trademarks, service marks, trade names, logos and designs that are incorporated in the Radio Station Call Letters, Radio Station Branding and Domain Names.

2	Grant of Rights

2.1    Subject to the terms and conditions of this Agreement and for no additional royalties or consideration apart from the consideration provided to CBS in connection with the Separation, each Licensor hereby grants to the Applicable Licensee (as set forth on Schedule 1) for the applicable Licensed Radio Station, a limited, non-exclusive (but subject to Section 2.6), non-assignable and non-transferrable (except as set forth in Section 12.7), non-sublicensable (except as set forth in Section 2.5) license in the Licensed Market (except as set forth in Section 2.2) for a period not to exceed the Term applicable to such use to:

(a)    use the Trademarks as part of the Radio Station Branding including on terrestrial radio, online, digital and Promotional Use and distribution of the Radio Station broadcasts and simultaneous audio streams of the Radio Station broadcasts on audio-only media, and via audio-only technology and audio-only distribution methods now known or later developed during the Term, in each case solely to the extent used with a Radio Indicator for any audio use and any Permitted Video Use (except that de minimis use of the Trademarks in audio only content without a Radio Indicator (i.e. audio only use of “KYW News coming up on the hour”) is permitted hereunder);

(b)    use the Trademarks as part of the Radio Station Call Letters solely to the extent used with a Radio Indicator (except that de minimis use of a shortened form of the trademarks “WCBS” and “KCBS” in audio-only content, solely to the extent used with a Radio Indicator but never as primary branding, is permitted hereunder); and

(c)    subject to Section 3.6, use the Domain Names;

in each case under the foregoing (a)-(c) solely as used to identify the Station Business consistent with the manner and extent of such use as of the Effective Date (the foregoing collectively referred to herein as the “Licensed Services”); provided that Licensee shall take reasonable efforts to wind-down and cease such licensed use of the Eye Design as soon as practicable after the Effective Date, and the Licensed Property as required in order to meet its obligations under Sections 3.7 and 10.4, and, in any event, no later than the expiration of the applicable Term.

2.2    Licensed Market Uses. Under the license granted pursuant to Section 2.1, the Licensees may use the Licensed Property for the Licensed Services only in the Licensed Market; provided, however, the Parties hereto acknowledge that the Licensees are permitted to use the Licensed Property for terrestrial radio broadcasting, and related online, digital uses and Promotional Use for providing the Licensed Services and the marketing and promotion thereof to users and consumers which are solely directed to the Licensed Market and the Parties acknowledge that such broadcasts and related online, digital uses or Promotional Uses may be accessed or consumed by users or consumers outside the License Market (“Spill-Over Use”), and Licensees are permitted to use the Licensed Property for the Licensed Services directed outside the Licensed Market solely for joint promotions that involve other Licensed Radio Stations (“Multi Market Promotion”). Licensees may not direct use of the Licensed Property to terrestrial radio, online or digital users or consumers outside the Licensed Market, except Spill-Over Use and Multi Market Promotion will not be a breach of Section 2.1 nor this Section 2.2.

2.3    Prohibited Uses of Licensed Property.

The Licensees may use the Licensed Property only in the applicable Format and may not use the Licensed Property for any good or service or in any manner that is: (a) pornographic or reasonably considered by Licensors as offensive; or (b) unlawful or obscene (as determined in accordance with applicable Federal Communications Commission standards). The Parties acknowledge and agree that all uses of the Licensed Property that are consistent with the uses of the Licensed Property by the Radio Business during the one year period prior to the Effective Date are not prohibited by this Section 2.3.

2.4    Further Prohibited Uses of Licensed Property. The Licensees shall not use the Licensed Property to identify audio-visual content including news, sports, weather, traffic reporting or other videos or video services (including, video-on-demand or video streaming, syndication of video content or video streams, or any other distribution of audio-visual content), except (a) in simultaneous video streams or recordings that are created by a Licensee’s placement of camera(s) in a terrestrial radio studio to capture the simultaneous broadcast of audio programming of a Station Business; (b) in musical performances and associated music videos; (c) in audio-visual recordings of interviews streaming from or recorded at speaker series, panel discussions or conferences hosted by a Licensee, a Permitted Sublicensee, or a Licensed

Radio Station; and (d) use of promotional video on Social Digital Platforms provided that such video: (i) is less than two (2) minutes, (ii) is promotional of the Radio Business in nature and not a separately marketable video product, and (iii) is not a series or stream of news, traffic, sports or weather reporting including updates; in each case always used with a Radio Indicator (“Permitted Video Use”). To the extent that a Licensee wishes to create and distribute audio-visual content other than Permitted Video Use, the Licensee (i) may not use the Licensed Property or any term confusingly similar thereto in connection therewith and (ii) must develop and use a name to identify the applicable Station Business and other identifiers for such audio-visual content in each case that does not include (in whole or in part) the Licensed Property, the Eye Design or the name and trademark “CBS” or any term that is confusingly similar to any of the foregoing (e.g. for such uses, a Licensee may use a name such as “Newsradio 1060” but not “KYW Newsradio 1060”).

2.5    Permitted Sublicensees. In addition to Section 2.8, a Licensee may not license or authorize any other Person to use the Licensed Property, except that a Licensee may grant limited, non-assignable (including non-assignable in an Acquisition) sublicenses of its rights under Section 2.1 to any Affiliate providing support or services to such Licensee in connection with the applicable Station Business as well as to those third parties who have been granted licenses or sublicenses of the Licensed Property by Licensors or any of their Affiliates in connection with the operation of the Radio Business during the one year period prior to the Effective Date (provided that the sublicense to such third party is for uses substantially similar to those permitted by Licensors and their Affiliates during the one year period prior to the Effective Date), or to any third parties for which such Licensee obtains prior written consent of Licensors (which shall not be unreasonably withheld); provided that (a) such Licensee has sent Licensors written notice with detailed information regarding all proposed uses of the Licensed Property by such third party (including identification of all types of uses and media in connection with which the Licensed Property will be used); and (b) such third parties agree to comply with all terms and conditions hereunder applicable to the Licensees (each a “Permitted Sublicensee”); provided that Licensors may terminate the purported sublicense to use the Licensed Property granted to any purported Permitted Sublicensee at any time if the transfer or assignment of such Licensed Property to such Permitted Sublicensee occurred in violation of the foregoing requirements of this Section 2.5. Notwithstanding the grant of any sublicenses, the Licensees shall remain liable for compliance by such Permitted Sublicensees with all terms and conditions of this Agreement applicable to the Licensees and such terms and conditions shall be deemed to be applicable to each Permitted Sublicensee. For the avoidance of doubt, there is nothing in this Agreement that permits any Licensee’s use of Licensed Property at radio stations other than those listed on Schedule 1.

For the avoidance of doubt, the Licensees may engage manufacturers and service providers to apply the Trademarks to Licensees’ promotional goods of the types and in the manners used prior to the Effective Date, or otherwise use the Trademarks in connection with the advertising or marketing of Licensees’ Licensed Services solely at the direction and on behalf of the Licensee (e.g. t-shirt or banner manufacturer or newspaper carrying an advertisement) without prior consent or approval from Licensor.

2.6    Licensors’ Restrictions. The Licensors agree not to use or license (or cause or induce or permit others to do so) any Licensed Property in connection with the operation of a terrestrial radio network or with any Radio Indicators during the applicable Term for such Licensed Property, unless the right to use the Licensed Property is earlier terminated or assigned or sublicensed to a Divested Station. For the avoidance of doubt, the Licensors’ use or license of (a) the Licensed Property (i) without Radio Indicators , or (ii) with relevant Radio Indicators as listed on Schedule 1 for Radio Stations where a Divested Station is licensed to use the same Trademarks as listed in the Trademarks column in Schedule 1 (e.g. KCBS-FM and WCBS-AM or WCBS Newsradio 880); and (b) the marks “CBS,” “CBS NEWS RADIO” or “CBS RADIO NEWS” (either alone or in combination with other symbols, words, phrases or logos) is not prohibited by the foregoing. The Licensors shall not grant consent to any third party to use any of the Licensed Property as call letters for a radio station, even if its status at the Federal Communications Commission would permit the Licensors to provide such consent except to a Divested Station.

2.7    Licensors’ Reserved Rights. All rights of the Licensors and their Affiliates not expressly granted by the Licensors to the Licensees pursuant to this Agreement are reserved without exception or limitation.

2.8    Licensees’ Acknowledgement Concerning the Licensed Property. Subject to Section 2.6 and the other CBS Brands License Agreements, the Licensees hereby acknowledge and agree that:

(a)     No Claims Against CBS. For the avoidance of doubt, CBS and its Affiliates have the right to use and license (and Licensees shall not have any basis to object to or make claims against CBS or its Affiliates for their use or license of):

(i)     the Licensed Property;

(ii)    the Eye Design, “CBS,” “CBS NEWS RADIO” and “CBS RADIO NEWS”;

in the case of either (i) or (ii), either alone or in combination with other symbols, words, phrases or logos (including the Trademarks in combination with “TV” (e.g., “KYW-TV”) or any other term indicating audio or audio-visual content or other media) for any uses or licenses in connection with any goods and services (including domain names), whether known as of the date of this Agreement or created in the future, including use or license in association with any activities of CBS or its Affiliates’ television station brand names, such as WCBS and KCBS, and related activity and for any audio products or otherwise;

(iii)    “CBS RADIO” and “CBS SPORTS RADIO” (which are subject to other CBS Brand License Agreements); or

(iv)     any trademarks or domain names associated with Relevant Radio Stations not included under this Agreement.

(b)    FCC Licenses. The Licensees shall not grant consent to any Person to use any of the Licensed Property as call letters, even if its status at the Federal Communications Commission would permit the Licensees to provide such consent.

(c)    Risk of Confusion. The parties shall cooperate at Licensors’ cost (approved by Licensors in advance) with any reasonable requests of Licensors in connection with any Licensed Services that may create a risk of confusion with any current or anticipated business of CBS or any of its Affiliates.

(d)    For the avoidance of doubt, except as set forth in Section 2.1, Licensees have no rights hereunder to use the Licensed Property without a Radio Indicator and all use of the Licensed Property hereunder by the Licensees (including any Promotional Use, domain names or other online or digital uses) shall be only in conjunction with a Radio Indicator.

3	Licensees’ Use of the Licensed Property

3.1    Brand Guidelines and Logo Changes.

(a)    The Licensees shall use the Trademarks in accordance with the Brand Guidelines as amended by the Licensors from time to time with written notice to the Licensees, shall observe all reasonable directions given by any Licensor as to the representations of the Trademarks, and shall adopt any new visual representation of the Trademarks that may be required from time to time by the Licensors upon reasonable prior written notice to Licensees (each a “Guideline Update”) and shall comply with all applicable Laws and the quality standards set forth in Section 3.3, provided that:

(i)    any Guideline Update required by Licensors would not reasonably be expected to effectively prohibit the use of the Trademarks by Licensees;

(ii)    if in any given 12 month period, the Guideline Updates for a Licensed Radio Station, individually or in the aggregate, require Licensees to expend material funds or resources to implement, then Licensors may not require any further Guideline Updates for such Licensed Radio Station which Licensees reasonably expects would require, individually or in the aggregate, the expenditure of material funds or resources for the subsequent one year period; and

(iii)    Licensee shall have six (6) months from receipt of Licensor’s notification of a Guideline Update to comply with such update, provided that Licensees shall use reasonable efforts to promptly complete all necessary changes. Notwithstanding the foregoing, Licensees shall not be required to implement any Guideline Update with respect to inventory, goods, material or other products existing as of the date Licensees were notified of such Guideline Update.

(b)    The Parties anticipate that the Licensees may wish to alter the Radio Station Branding during the Term (in addition to the alterations contemplated by Section 3.7), and Licensees shall obtain Licensor’s prior written approval (not to be unreasonably withheld) before adopting any new visual representation of the Trademarks or to use, reproduce or represent any of the Trademarks in any form or manner that is not already in use in the Station Businesses as of the Effective Date.

3.2    Licensors’ Quality Control. The Licensees agree to provide representative samples of any goods, services and materials to or in which the Licensed Property is affixed or incorporated, including marketing and promotional materials, audio recordings of content and all other uses of the Licensed Property by the Licensees (whether written, electronic or recorded in any other medium), as reasonably requested by the Licensors. If at any time a Licensor notifies a Licensee in writing that a deficiency exists in the form, manner or quality of any goods, services or materials to or in which the Licensed Property is affixed or incorporated, the Licensee will use diligent efforts to remedy such deficiency promptly and provide such Licensor with evidence of same.

3.3    Licensees’ Obligations / Quality Control. In using the Licensed Property, each Licensee shall at each Licensed Radio Station:

(a)    maintain such quality standards for its business and operations in connection with each Licensed Radio Station that are in place as of the Effective Date, as well as any higher quality standards observed by the applicable Licensor or its Affiliates from time to time which are communicated to Licensees;

(b)    not do any act which would reasonably be expected to dilute or materially weaken the strength of the Licensed Property or render the Trademarks generic or invalid (it being understood that uses of the Licensed Property that are consistent with those uses by the Radio Business in the one year period prior to the Effective Date shall not be considered a breach of this Section 3.3(b));

(c)    conduct its business and operations in a manner that would not reasonably be expected to have adverse effect on the reputation of Licensors or their goodwill associated with the Licensed Property (it being understood that the conduct of the Radio Business in a manner consistent with how it was conducted during the one year period prior to the Effective Date shall not be considered a breach of this Section 3.3(c));

(d)    not perform any act or fail to act in any way that could reasonably be expected to injure, denigrate or otherwise, devalue the Licensed Property, or the goodwill or reputation, of the Licensors or any of the Licensors’ Affiliates (it being understood that actions and inactions consistent with the conduct of the Radio Business during the one year period prior to the Effective Date shall not be considered breaches of this Section 3.3(d)). The Licensees hereby agree that they will use commercially reasonable efforts to ensure that the Licensees’ employees and other personnel (and, for the avoidance of doubt, the employees and other personnel of their Permitted Sublicensees) do not make any offensive remarks, commit any criminal act, or commit any other act which could reasonably be expected to reflect unfavorably upon the Licensed Property or the Licensors or their Affiliates in any material respect; and, in the event of any such conduct, the Licensees will work with the Licensors to promptly minimize any resulting adverse impact on the Licensed Property and to remedy any such conduct (without limiting other remedies available to the Licensors under this Agreement); and

(e)    not make any representation or do any act which may be taken to indicate that it has any right, title or interest in or to the ownership of any of the Licensed Property other than the licensed rights conferred by this Agreement.

3.4    Legal Lines. Each Licensee shall where practicable cause a legend in the form set out in Schedule 2 to appear on all marketing and promotional materials on or in connection with which any Trademark that has a registration set forth on Schedule 1 is used, and/or such legends, markings, and notices as the applicable Licensor may reasonably request in order to give appropriate written notice of any trademark, trade name or other rights therein; but failure to use such symbol shall not be deemed a breach of this Agreement that could give rise to termination pursuant to Section 10.2. Licensees agree that upon reasonable request from Licensors to add the aforementioned legend, Licensees will take all reasonable steps necessary to add such legend.

3.5    Domain Name Fees. The Licensees shall be responsible for all fees in connection with the registration of any Domain Names that a Licensor agrees to add to Schedule 1 and renewal of registration of the Domain Names during the applicable Term and the term of redirection set forth in Section 3.6.

3.6    Domain Name Cooperation. Subject to the Licensees’ compliance with the terms and conditions of this Agreement, the Licensors shall cooperate with the Licensees to enable the Domain Names to be directed to the appropriate servers for the websites relating to the Station Business. Furthermore, for a period of eighteen (18) months following the end of the applicable Term, Licensors agree to redirect traffic from the Domain Names to new website addresses designated by Licensees, with an appropriate notice agreed to by the Parties indicating that the applicable web site addresses have changed.

3.7    Phase Out Eye Design. The Licensees shall use all reasonable efforts to reduce their usage of the Eye Design for which a license is granted pursuant to Article 2, including by completing the removal of the Eye Design from all goods, services and materials in the Licensees’ possession or control, such that, within twelve (12) months after the Split-Off, the Licensees will have ceased and discontinued all use of the Eye Design; provided that if Licensees wish to replace any usage of the Eye Design with any new logo incorporating the Licensed Property (other than, for the avoidance of doubt, the Eye Design), Licensees shall propose to Licensors any such new logos no later than six (6) months after the Effective Date, and Licensors shall consider such proposal in good faith. A Licensee is not in breach of this Agreement if it inadvertently makes de minimis uses of the Eye Design in contravention of its obligations, so long as it quickly ceases use once such use is discovered except as otherwise provided in Section 7.24(c) of the Merger Agreement.

3.8    Phase Out Other Licensed Property. The Licensee shall use all reasonable efforts to reduce its usage of the Licensed Property WCBS and KCBS for which a license is granted pursuant to Article 2, including by completing the removal of such Licensed Property from all goods, services and materials in the Licensee’s possession or control, such that, as at the expiration of the applicable Term with respect to the usage of such Licensed Property, the Licensee will have ceased and discontinued all use of such Licensed Property in accordance with Section 10.4, except as otherwise provided in Section 7.24(c) of the Merger Agreement. A Licensee is not in breach of this Agreement if it makes de minimis use of a Licensed Property in contravention of its obligations, so long as it quickly ceases use once it discovers such use, except as otherwise provided in Section 7.24(c) of the Merger Agreement.

4	Ownership

4.1    The Licensees acknowledge that nothing contained in this Agreement shall give the Licensees any right, title or interest in or to the Licensed Property or any other intellectual property of Licensors or their Affiliates, or any right to use such Licensed Property or other intellectual property in any territory save as expressly granted by the Licensors in relation to the Licensed Property under Section 2.1. Except for those rights expressly granted under Section 2.1, the Licensees will not directly or indirectly claim any rights in the Licensed Property or apply to register the Licensed Property, “CBS” or the Eye Design or any confusingly similar name or mark whether alone or in combination with any other name or mark or otherwise as copyright, trademark, trade name, domain name in any territory.

4.2    Any goodwill derived by, and any rights acquired by, any Licensee from the use of the Licensed Property or any derivatives thereof shall inure to the sole benefit of the Licensors. At the request and expense of the Licensors, the Licensees shall execute all documents or take all such actions that are reasonably necessary to assign such goodwill and/or rights to the applicable Licensor or otherwise to confirm such Licensor’s ownership of the Licensed Property.

4.3    Subject to the Licensees’ obligations to pay fees related to Domain Name registrations in Section 3.5, the Licensees agree that the Licensors will, at their sole cost and discretion, clear, file, maintain and defend any and all trademark and domain name applications and resulting registrations worldwide for the Licensed Property until the termination of this Agreement. The Licensees further agree to abide by all reasonable trademark clearance, filing and maintenance decisions made by either Licensor in connection and in accordance with this Agreement, to execute any other documents or other materials or provide such assistance as the Licensors may reasonably request in furtherance of the purpose of this Agreement, and to cooperate with the Licensors in connection therewith, as requested. Licensees may request Licensors seek trademark registration of any Licensed Property with a Radio Indicator in the name of a Licensor, and if such Licensor agrees, Licensees must promptly reimburse Licensors’ out of pocket costs and execute any other documents or other materials and provide such assistance as the Licensors request in connection therewith.

4.4    If, in breach of this Agreement, a Licensee registers, or applies to register, any copyright, trademark, trade name, domain name or other designation identical or confusingly similar to the Licensed Property, “CBS” or the Eye Design, it shall immediately, at such Licensee’s cost, transfer the registration or application to the applicable Licensor or, at a Licensor’s request, take all steps necessary to abandon, cancel or withdraw, as requested, such registration or application.

4.5    The Licensees agree that they will not, nor authorize nor permit any other Person to, and they will ensure their Affiliates do not, nor authorize any other Person to, (a) subject to Section 2.5, use or (b) apply to register any copyright, trademark, trade name, domain name or other designation identical or confusingly similar to any of the Licensed Property, “CBS” or the Eye Design or any mark which combines the Licensed Property with any other trademark, trade name or domain name or other designation, unless permitted under another written agreement with Licensors to use a brand related to Licensors’ licensed content (e.g., CBS SPORTS RADIO).

4.6    Nothing under this Agreement gives the Licensees any right to use the Licensed Property in their corporate names or registered business names; but Licensors acknowledges that the Licensees do use the Licensed Property in unregistered “d/b/a” names that include Radio Indicators (e.g., WCBS(AM) does business under the unregistered name “WCBS(AM)” or “WCBS Newsradio 880”), which use shall not be considered a breach of this Agreement.

5	Licensors’ Obligations

Notwithstanding anything to the contrary in this Agreement, during the applicable Term, subject to Section 3.5, Licensors shall be required to maintain all registrations set forth in Schedule 1 for the Trademarks and all registrations for the Domain Names set forth in Schedule 1 in a manner that will permit Licensees to use the Trademarks and Domain Names as set forth in this Agreement.

6	Warranties

6.1    Each Party hereto warrants and represents to the other Party that it has the full right, power and authority to execute and perform its obligations under this Agreement.

6.2    Each Licensor warrants and represents to the Licensees that:

(a)    it holds all such rights and interest in the Licensed Property as are required to permit such Licensor to enter into this Agreement; and

(b)    to the knowledge of Licensor’s trademark counsel as of the Effective Date, the Licensees’ use of the Licensed Property in accordance with the terms and conditions of this Agreement does not and will not infringe or violate any other Person’s intellectual property rights; and

(c)    there are no pending claims, judgments or unpaid settlements against such Licensor or any of its Affiliates relating to the Licensed Property which, if adversely determined, would have a material adverse effect on such Licensor’s ability to license the Licensed Property or interfere in any material respect with Licensees’ use of the Licensed Property during the applicable Term as set forth in this Agreement.

7	Taxes

[Intentionally Left Blank]

8	Further Assurances

Each Party shall, at the cost and the request of the requesting Party and at any time, execute such documents and perform such acts as a Party may reasonably require for the purpose of giving effect to this Agreement.

9	Infringement

9.1    Each Licensee shall, as soon as it becomes aware thereof, give the Licensors full particulars, in writing, of any actual or threatened conduct of any Person which amounts or might amount either to: (a) infringement or unlicensed use of; (b) passing-off or unfair competition in relation to; or (c) breach of any analogous or comparable right of the Licensors’ rights in relation to, “CBS”, the Eye Design or the Licensed Property.

9.2    If any Licensee becomes aware of any allegation that “CBS”, the Eye Design or the Licensed Property is invalid or that use thereof infringes any rights of the Licensors or that “CBS”, the Eye Design or the Licensed Property may be susceptible to challenge, such Licensee promptly shall provide the Licensors with the particulars thereof.

9.3    The Licensors may in their sole discretion commence or prosecute any claims or suits to protect their rights hereunder, and the Licensees agree to cooperate fully with the Licensors, at the Licensors’ reasonable expense; provided that Licensors shall consider in good faith any request by Licensees to assert Licensors’ rights in the Licensed Property that Licensees reasonably believe are adversely impacting Licensees’ rights hereunder.

10	Term and Termination

10.1    Term. Except as otherwise set forth in Section 10.2, this Agreement shall begin on the Effective Date and be in effect:

(a)    (x) until 20 years after the Effective Date with respect to the license to use the WCBS and KCBS Licensed Property for all uses including as and to the extent used as Trademarks and in the Radio Station Call Letters, Radio Station Branding and Domain Names; and (y) perpetually with respect to the license to use the KDKA, WBBM, KYW, WBZ, WCCO, WJZ and WWJ Licensed Property for all uses including as and to the extent used as Trademarks and in the Radio Station Call Letters, Radio Station Branding and Domain Names (the applicable term that applies with respect to each such license set forth in this clause (a), the “Term”); and

(b)    in its entirety until the expiration of the Terms of all of the Licensed Properties (the “Full Term”).

10.2    Termination.

(a)    This Agreement may terminate in full before the expiration of the Full Term under any of the following circumstances:

(i)    automatically, without the requirement of written notice by either Party, in the event of an Insolvency of Radio;

(ii)    automatically, as to a Licensee, Permitted Sublicensee or Licensed Radio Station and without the requirement of written notice by any Party, in the event of an Insolvency of such Licensee, Permitted Sublicensee or Licensed Radio Station;

(iii)    automatically, as to a particular Licensed Radio Station and the applicable Licensed Property as listed in Schedule 1, if any Licensee ceases using such Licensed Property for Licensed Services;

(iv)    automatically, as to a Licensee if an Acquisition of such Licensee occurs and the Licensors have not given prior written consent (not to be unreasonably withheld);

(v)    by either Party (“Non-Defaulting Party”), upon written notice to the other Party, if the other Party or, where the Licensees are the other Party, any Permitted Sublicensee (the “Defaulting Party”) fails to comply with any of its material obligations pursuant to this Agreement and does not within 15 days of receipt of written notice from the Non-Defaulting Party specifying the failure, for any such failure either: (x) remedy such failure (if capable of being remedied) or (y) if the failure is not capable of being remedied, agree with the Non-Defaulting Party upon a plan to mitigate the impact of such failure and to prevent such failure from occurring in the future;

(vi)    by either Party immediately on written notice to the other Party on the third (3rd) or any subsequent failure to comply with a material obligation of this Agreement by the other Party or, where the Licensees are the other Party, by any Permitted Sublicensee, provided that the non-breaching Party has provided written notice to the breaching Party on two prior occasions of breach and, upon each such prior notice, provided the breaching party with a 15 calendar day opportunity to cure such failure to comply with such material obligation or obligations; or

(vii)    by the Licensors immediately on written notice to the Licensees, if any Licensee or Permitted Sublicensee, alone or with others, seeks a declaration or other order from a Governmental Authority that any of Licensors’ or their Affiliates’ rights in or to any Licensed Property, or any registration thereof, is invalid or otherwise attacks the validity of the foregoing.

(b)    This Agreement shall terminate, upon written notice delivered by the Licensors to the Licensees, if there is a purported unauthorized assignment or transfer in violation of Section 12.7; provided that the Licensees shall have 15 calendar days from the latest delivery of such notice of breach to cure such purported unauthorized assignment or transfer.

(c)    If any Licensee changes Format of the main analogue station (HD-1) in connection with any Licensed Radio Station, without any further action required by any Party, all rights granted under this Agreement shall immediately terminate with respect to such Licensed Radio Station, and such Licensee will (i) prior to such Format change, obtain new call letters that are not confusingly similar to the Licensed Property and do not include in whole or in substantial part any Licensed Property, and (ii) cease use of all relevant Licensed Property upon such Format change.

10.3    Acquisitions and Format Changes and Cessation of Use. Licensees shall provide Licensors written notice (a) immediately upon reaching agreement, or where confidentiality obligations apply, immediately upon public announcement of reaching agreement, with any

Person for any Acquisition of any Licensee, Permitted Sublicensee or any Licensed Radio Station, (b) as soon as practicable after any Format change of any Licensed Radio Station as set forth in Section 10.2(c), or (c) immediately upon any Licensee substantially ceasing use of the Licensed Property for Licensed Services as set forth in Section 10.2(a)(i).

10.4    Survival. Upon any expiration or termination of this Agreement in its entirety, as expressly set forth in this Section 10.4 of this Agreement, all rights to use any Licensed Property granted pursuant to this Agreement to all Licensees and Permitted Sublicensees shall immediately cease and each Licensee and Permitted Sublicensee shall take all necessary steps to cease use of the Licensed Property in all ways, except as permitted under Section 7.24(c) of the Merger Agreement or the other CBS Brands License Agreements. Upon any expiration or termination of this Agreement, as expressly set forth in this Section 10.4 of this Agreement, as to any Licensee, Permitted Sublicensee or Licensed Radio Station, all rights to use any Licensed Property granted pursuant to this Agreement to such Licensee, Permitted Sublicensee or to the Applicable Licensee with respect to such Licensed Radio Station shall immediately cease and such Licensee, Permitted Sublicensee or Applicable Licensee shall take all necessary steps to cease use of the Licensed Property or the Licensed Property with respect to such Licensed Radio Station, as applicable, except as permitted under Section 7.24(c) of the Merger Agreement or the other CBS Brands License Agreements. The foregoing obligations to cease use include, in each case, the following, except as permitted under Section 7.24(c) of the Merger Agreement or the other CBS Brands License Agreements:

(a)    change all of their station names to names that do not include the Trademarks, “CBS” or any term confusingly similar or any term that implies association with the Licensors or their Affiliates;

(b)    cease the use of all Domain Names;

(c)    cease use of the Licensed Property in all Promotional Uses;

(d)    remove or obliterate all signage that displays the Licensed Property; and

(e)    at a Licensor’s written request, destroy all marketing, promotional or other materials bearing the Licensed Property for which a license is granted pursuant to this Agreement; and

(f)    (i) cease use of and relinquish to the Federal Communications Commission all call letters assigned by the Federal Communications Commission, (ii) not seek to use any call letters and (iii) to the extent possible prior to such termination obtain new call letters, in each case of (i) through (iii) solely to the extent such call letters include in whole or in substantial part any Licensed Property or any term confusingly similar or any term that implies association with CBS or its Affiliates and (iv) not obtain new call letters that are confusingly similar to the relinquished call letters.

10.5     Obligations to cease use of KCBS/WCBS. If any Licensee’s obligations to cease use in accordance with Section 10.2(a)(v) or (vi) are in connection with:

(a)    the Licensed Property KCBS, then all Licensees must cease all uses of both KCBS and WCBS; and

(b)    the Licensed Property WCBS, then all Licensees must cease all uses of both WCBS and KCBS.

10.6     Wind Down. With respect to any termination under Section 10.2(a)(iii) or (iv), the applicable Licensees and Permitted Sublicensees will be given thirty (30) days following any such termination to wind down their use of the applicable terminated Licensed Property.

10.7     Survival. Notwithstanding anything herein to the contrary, Articles 4, 7, 8 and 11-12, Sections 3.7, and Section 10.4 shall survive any expiration or termination of this Agreement and shall remain in full force and effect.

11	Indemnification

11.1    The Licensors agree to indemnify and hold harmless Licensees and their past, present or future Subsidiaries and Affiliates and Permitted Licensees and any of their past, present or future Representatives, heirs, executors and any of their permitted successors and assigns (“Licensee Indemnified Parties”) against any and all payments, losses, liabilities, damages, claims, and expenses (including attorney’s fees and expenses incurred in good faith) and costs whatsoever (“Losses”), as incurred, arising out of or relating to (a) any third-party claim of infringement, dilution or unfair competition arising from the use of the Licensed Property as described herein to the extent that Licensees’ use of the Licensed Property is in compliance with the terms of this Agreement; (b) any violation by the Licensors of applicable laws; and (c) any violation or breach of this Agreement by the Licensors. In the event of any such Losses involving an allegation of trademark infringement, the Licensees shall take all actions requested by the Licensors in order to mitigate any damages and other costs in connection therewith, including ceasing or modifying use of any Licensed Property.

11.2    The Licensees agree to indemnify and hold harmless Licensors and their past, present or future Subsidiaries and Affiliates and any of their past, present or future Representatives, heirs, executors and any of their permitted successors and assigns (“Licensor Indemnified Parties”) against any and all Losses, as incurred, arising out of or relating to (a) all claims with respect to the use of the Licensed Property (including use by or on behalf of any Permitted Sublicensee) except third party claims of infringement, dilution or unfair competition as set forth in Section 11.1(a) above; (b) any violation by a Licensee or any Permitted Sublicensee of applicable laws; and (c) any violation or breach of this Agreement by a Licensee or any Permitted Sublicensee.

11.3    The provisions of Article VI of the Separation Agreement shall govern claims for indemnification under this Agreement.

12	General

12.1    No Agency. Nothing in this Agreement shall be deemed to create any joint venture, partnership or principal agent relationship between the Licensees and the Licensors or any of their Affiliates and no Party shall hold itself out in its advertising or otherwise in any manner which would indicate or imply any such relationship with the other or its Affiliates.

12.2    Entire Agreement. This Agreement, the Separation Agreement and the Merger Agreement constitute the entire agreement between CBS and/or the Licensors, on the one hand, and the Licensees, on the other hand, with respect to the Licensed Property, supersede all prior written and oral and all contemporaneous oral agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between CBS and/or the Licensors, on the one hand, and the Licensees, on the other hand other than those set forth or referred to herein or therein.

12.3    Amendments. No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by the Licensors and the Licensees.

12.4    Dispute Resolution. Any Agreement Dispute shall be resolved in accordance with the procedures set forth in Article VII of the Separation Agreement, which shall be the sole and exclusive procedures for the resolution of any such Agreement Dispute unless otherwise specified herein or in Article VII of the Separation Agreement.

12.5    Liability. Except in connection with breaches of Section 12.6 or a Party’s indemnification obligations under Article 11, no Party shall be liable in contract, tort (including negligence) or otherwise arising out of or in connection with this Agreement for any special, punitive, indirect or consequential loss or damage including any economic loss (including loss of revenues, profits, contracts, business or anticipated savings); in any case, whether or not such losses were within the contemplation of the Parties at the date of this Agreement.

12.6    Confidentiality. Each Party shall keep confidential the terms and conditions of this Agreement and all information concerning the business of the other Party exchanged in the course of negotiating the same or pursuant to the terms hereof and shall not divulge the same to any third parties (other than to their respective professional advisers), provided that the foregoing shall not apply to information (a) already in the public domain at the time the information is disclosed other than as a result of disclosure in violation of any confidentiality obligation or agreement, (b) required by law to be disclosed in any document to be filed with any Governmental Authority, (c) required to be disclosed by court or administrative order or under laws, rules and regulations applicable to such Party or its respective Affiliates (including securities laws, rules and regulations), as the case may be, or pursuant to the rules and regulations of any stock exchange or stock market on which securities of such Party or its respective Affiliates may be listed for trading, (d) disclosed by Licensor for the purpose of maintaining or enforcing its rights under this Agreement or to any of the Licensed Property, or (e) disclosed with the prior written approval of the other Party.

12.7    Assignability.

(a)    This Agreement shall not be assigned or transferred by any Licensee in whole or in part, including by operation of Law, without the prior written consent of the

Licensors, which consent will not be unreasonably withheld; provided that in the event of any permitted assignment or transfer by a Licensee in accordance with the foregoing, the Licensees shall provide a guarantee to the Licensors (in a form reasonably agreed upon) for any liability or obligation of the assignee or transferee under this Agreement and the assignee or transferee shall agree in a written agreement with Licensors to assume all of the obligations under this Agreement relating to the relevant Licensee(s) or Licensed Radio Station(s) that are the subject of such assignment or transfer; provided, further, that Licensees shall update Schedule 1 to disclose any permitted assignment or transfer pursuant to the requirements in Section 1.1(o).

(b)    Notwithstanding the foregoing, this Agreement may be assigned or transferred by any Licensee in whole or in part upon prior written notice to the Licensors to (i) a Radio Entity (other than Entercom or a Subsidiary of Entercom) solely with respect to rights to use the Licensed Property other than Licensed Property that is or includes WCBS or KCBS; provided, that in the event of any such permitted assignment or transfer by a Licensee, the assignee or transferee shall agree in a written agreement with Licensors to assume all of the obligations under this Agreement relating to the relevant Licensee(s) or Licensed Radio Station(s) that are the subject of such assignment or transfer and the assigning party shall be relieved of its obligations hereunder and no longer deemed a “Licensee” for the purposes of this Agreement; or (ii) Entercom or a Subsidiary of Entercom so long as Entercom and its Subsidiaries or any of their respective parents or Affiliates are not engaged in the business of television broadcasting in the United States; provided, that any such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement; provided, further, in each case, Licensees shall update Schedule 1 to disclose the removal of, or permitted assignment or transfer to, a Licensed Radio Station or Licensee, which update shall be delivered concurrent with Licensees notice to Licensors of such assignment or transfer.

(c)    Any purported assignment or transfer in violation of this Section 12.7 shall be null and void and of no effect.

(d)    Subject to the foregoing Sections (a) and (b), this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their permitted successors and assigns. For the purposes of this Agreement, a “successor” shall include any entity that is a legal successor to any Party as a result of a sale or acquisition of such Party, whether by merger, consolidation, sale of all or substantially all of such Party’s assets.

12.8    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following addresses (or at such other address for a Party as shall be specified in a written notice given in accordance with this Section 12.8):

(a) if to Licensor:

CBS Corporation

51 West 52nd Street

New York, New York 10019

Attn:	Chief Legal Officer and Trademarks Counsel
Fax:	212-975-4215

and to:

CBS Broadcasting Inc.

Attn: Chief Legal Officer and Trademarks Counsel

51 West 52nd Street

New York, New York, 10019

Fax:	212-975-4215

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax:	(212) 403-2000
Attention:	David E. Shapiro, Esq.
Marshall P. Shaffer, Esq.

(b) if to Licensee or a Permitted Sublicensee:

CBS Radio Inc.

1271 Avenue of the Americas, Fl. 44

New York, NY 10020

Attn:	General Counsel
Fax:	212-246-3657

Entercom Communications Corp.

401 E. City Avenue, Suite 809

Bala Cynwyd, PA 19004

Fax:	(610) 660-5662
Attention:	Andrew P. Sutor, IV,
Senior Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 N. Wabash Ave., Suite 2800

Chicago, IL 60611

Fax:	(312) 993-9767
Attention:	Mark D. Gerstein
Zachary A. Judd

12.9    Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term (each such entity, a “Waiving Entity”), but such waiver shall be effective only if it is in writing signed by a duly authorized officer of the Waiving Entity against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement, nor shall any single or partial exercise of any right or privilege preclude any other or future exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by any Party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the entity against whom the existence of such waiver is asserted. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

12.10    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either the Licensors or the Licensees. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Licensors and the Licensees shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Licensors and the Licensees as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

12.11    No Third-Party Beneficiaries. Except to the extent that this Agreement shall benefit Entercom, as set forth explicitly herein, and to the extent of any indemnification of any Licensee Indemnified Parties and Licensor Indemnified Parties, as set forth in Section 11, this Agreement is for the sole benefit of the Licensors and the Licensee and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

12.12    Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

12.13    Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedules are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Licensors and the Licensees and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (i) a reference to any Person includes such Person’s permitted successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; and (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Any action, determination or approval of or required by the Licensors under this Agreement shall be understood to be at the Licensors’ sole discretion unless expressly stated otherwise hereunder.

12.14    Parties in Interest. This Agreement is binding upon and is for the benefit of the Parties and, as set forth in Section 12.7, their respective permitted successors and permitted assigns.

12.15    Jurisdiction

(a)    This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

(b)    EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE ADMINISTRATION THEREOF. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

[Remainder of Page Intentionally Left Blank;

Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the Effective Date.

CBS BROADCASTING INC. (Licensor of WCBS, KCBS, KDKA, WBBM, WCCO, WJZ, KYW and WWJ)

Signature:	/s/ Joseph R. Ianniello

Name:	Joseph R. Ianniello
Title:	Executive Vice President
Date:	November 16, 2017

CBS MASS MEDIA CORPORATION (Licensor of KYW)

Signature:	/s/ Joseph R. Ianniello

Name:	Joseph R. Ianniello
Title:	Executive Vice President
Date:	November 16, 2017

[Signature Page to License Agreement #2 (CBS TV Stations Brands]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

CBS RADIO INC., as Brand Licensee and Operator of Licensed Radio Stations (WCBS-AM, WCBS-AM HD1WXYT-FM for simulcast of WWJ-AM, WCBS-FM, KCBS-AM, KCBS-AM HD1, KCBS-AM HD2, KCBS-AM HD3, KCBS-FM, KCBS-FM HD1, KCBS-FM HD2, KCBS-FM, HD3 KFRC-FM for simulcast of KCBS, KFRC-FM HD1 for simulcast of KCBS, WWJ-AM, WWJ-AM HD1)

Signature:	/s/ Jo Ann Haller

Name:	Jo Ann Haller
Title:	SVP and General Counsel
Date:	November 16, 2017

[Signature Page to License Agreement #2 (CBS TV Stations Brands]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the Effective Date.

CBS RADIO EAST INC., as Brand Licensee and Operator of Licensed Radio Stations (KDKA-AM, KDKA-AM HD1, KDKA-AM HD2, WBBM-AM, WBBM-AM HD1, WBBM-FM, WBBM-FM HD2, WCBS-AM, WCBS-FM, WCBS-FM HD1, WCBS-FM HD2, WCBS-FM HD3, KYW-AM KYW-AM HD1, KYW-AM HD2), WIP-FM HD2 for simulcast of KYW-AM and Call Letters Licensee of (WCBS-AM, WCBS-AM HD1, WCBS-FM, KCBS-FM, KCBS-FM HD1, KCBS-FM HD2, KCBS-AM, KDKA-FM, WBBM-AM, WBBM-AM HD1, WBBM-FM, WBBM-FM HD 1, WBBM FM HD2, KYW-AM, KYW-AM HD1, WWJ-AM, WWJ-AM HD1, WWJ-AM HD2, WBZ-AM)

Signature:	/s/ Jo Ann Haller

Name:	Jo Ann Haller
Title:	SVP and General Counsel
Date:	November 16, 2017

[Signature Page to License Agreement #2 (CBS TV Stations Brands]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the Effective Date.

CBS RADIO STATIONS INC., as Brand Licensee and Operator of Licensed Radio Stations and call letter licensee (WJZ-FM, WJZ-FM HD1, WJZ-FM HD2, WJZ-FM HD3, WBZ-FM, WBZ-FM HD2) and call letter licensee (KDKA-FM, KDKA-FM HD1, KDKA-FM HD2, KDKA-FM HD3, WBZ-FM, WBZ-FM HD2)

Signature:	/s/ Jo Ann Haller

Name:	Jo Ann Haller
Title:	SVP and General Counsel
Date:	November 16, 2017

[Signature Page to License Agreement #2 (CBS TV Stations Brands)]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

CBS RADIO MEDIA CORPORATION, as Brand Licensee and Operator of WCCO-AM and KMNB-FM for simulcast of WCCO-AM and call letter licensee for (WCCO-AM)

Signature:	/s/ Jo Ann Haller

Name:	Jo Ann Haller
Title:	SVP and General Counsel
Date:	November 16, 2017

CBS RADIO EAST HOLDINGS CORPORATION, as Brand Licensee and Operator of WBZ-AM.

Signature:	/s/ Jo Ann Haller

Name:	Jo Ann Haller
Title:	SVP and General Counsel
Date:	November 16, 2017

CBS RADIO WLIF-AM INC., as call letter licensee for (WJZ-AM, WJZ-AM HD1)

Signature:	/s/ Jo Ann Haller

Name:	Jo Ann Haller
Title:	SVP and General Counsel
Date:	November 16, 2017

[Signature Page to License Agreement #2 (CBS TV Stations Brands)]

CBS RADIO HOLDINGS CORP of Orlando as Brand Licensee and Operator of Licensed Radio Station WCFS-FM, WCBS-FM HD1 for simulcasting WBBM-FM)

Signature:	/s/ Jo Ann Haller

Name:	Jo Ann Haller
Title:	SVP and General Counsel
Date:	November 16, 2017